Exhibit 99.1
JOHNSONDIVERSEY, INC.
8310 16TH STREET, P.O. BOX 902
STURTEVANT, WISCONSIN 53177-0902

July 19, 2002
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Confirmation of Arthur Andersen Representations

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP (“Andersen”) has represented the following to us in its letter dated June 18, 2002:

(1)
the audit of JohnsonDiversey, Inc.’s financial statements for the six-month period ended December 28, 2001 (the “Audit”) was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement of Andersen was conducted in compliance with professional standards;

(2)	the Audit was conducted with an appropriate continuity of Andersen personnel and

(3)	the Audit was conducted with an appropriate level of consultation from Andersen’s national office and personnel from Andersen’s foreign affiliates.

Very truly yours,

JOHNSONDIVERSEY, INC.

/S/ MICHAEL J. BAILEY
Michael J. Bailey
Senior Vice President and Chief Financial Officer